Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
BIOPHARMA D’AZUR, INC.

I, Matthew Balk, being the President of BioPharma d’Azur, Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), do hereby certify as follows:

The name of the Corporation is: BioPharma d’Azur, Inc.

The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Secretary”) on January 30, 2014 (the “Certificate of Incorporation”).

The Certificate of Incorporation is hereby amended by striking Article FIRST thereof in its entirety and substituting in lieu thereof a new Article FIRST, which shall read in its entirety as follows:

“FIRST:  The name of the corporation is: AzurRx BioPharma, Inc. (the “Corporation”)”

This Certificate of Amendment of Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned affirms that the statements made herein are true under the penalties of perjury, this 12th day of May 2014.

/s/ Matthew Balk
Matthew Balk,
President

CERTIFICATE OF INCORPORATION
OF
BIOPHARMA D’AZUR, INC.

THE UNDERSIGNED, in order to form a corporation for the purposes herein stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST:  The name of the corporation is BioPharma d’Azur, Inc. (hereinafter called the “Corporation”).

SECOND:  The registered office of the Corporation is to be located at 615 South DuPont Highway, in the City of Dover, in the County of Kent, 19981.  The name of its Registered Agent at such address is National Corporate Research, Ltd.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The total number of shares which the Corporation shall have authority to issue is ten million (10,000,000) shares, of which nine million (9,000,000) shares shall be common stock, par value $0.0001 per share, and one million (1,000,000) shares shall be preferred stock, par value $0.0001 per share. The board of directors of the Corporation may divide the preferred stock into any number of series, fix the designation and number of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of preferred stock. The board of directors (within the limits and restrictions of the adopting resolutions) may increase or decrease the number of shares initially fixed for any series, but no decrease may reduce the number below the shares then outstanding and duly reserved for issuance.

FIFTH:  The name and mailing address of the incorporator is: Hope Wankel, c/o Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154.

SIXTH:  The election of directors need not be by written ballot unless the by-laws so provide.

SEVENTH:  The board of directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal by-laws of the Corporation, except as such power may be restricted or limited by the General Corporation Law of the State of Delaware.

EIGHTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

NINTH:  The Corporation shall to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all directors and officers when it shall have the power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any by-law, resolution of stockholders, resolution of directors, agreement or otherwise, as permitted by said Section, as to actions of such person in any capacity in which he or she served at the request of the Corporation.

TENTH:  Anything to the contrary in this Certificate of Incorporation notwithstanding, no director shall be liable personally to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided however, that nothing in this paragraph shall eliminate or limit the liability of a director (i) for any breach of such directors duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit.  The modification or repeal of this Article Tenth shall not affect the restriction hereunder of a directors personal liability for any act or omission occurring prior to such modification or repeal.

I, the undersigned, being the sole incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereto set my hand and seal this 30th day of January, 2014.

/s/ Hope Wankel
Hope Wankel, Incorporator c/o Loeb & Loeb LLP 345 Park Avenue New York, New York 10154